Exhibit 99.1

For immediate release

Endeavour Reports

Strong Quarterly Financial Results and Cash Flows

Houston, TX – November 4, 2008 — Endeavour International Corporation (AMEX:END) (LSE: ENDV) today reported revenues increased more than 50 percent to $71.5 million during the third quarter of 2008 reflecting sales volumes of 8,500 barrels of oil equivalent per day. This compares to revenues of $47.2 million for the same period in 2007. The company reported net income to common stockholders for the third quarter of 2008 of $75.5 million or $0.36 per diluted share as compared to a net loss of $11.7 million or $0.09 per diluted share for the same period in 2007. Discretionary cash flow for the period grew to $30.1 million as compared to $27.2 million reported in the third quarter of 2007.

Net income as adjusted for the quarter was $5.9 million, or $0.03 per diluted share, compared to net loss as adjusted of $1.7 million, or $0.01 per diluted share, in the third quarter last year. Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) increased to $47.8 million in the third quarter this year from $32.4 million in the third quarter a year ago.

“It is fair to say that Endeavour is the only company among the small-cap independents in the North Sea that is self-funded with an active and successful drilling program and assets under development which can increase production significantly in 2010,” said William L. Transier, chairman and chief executive officer. “The company continues to demonstrate strong financial performance and the ability to generate cash flow while reducing debt by another $15 million for the second quarter in a row. During the quarter, we also extended our run of exploration and appraisal successes to nine wells including sidetracks with two near-field exploration discoveries in Norway.”

Operational highlights of the third quarter include:

A string of exploration successes in Norway continues – Endeavour and its partners have made seven consecutive discoveries in the Norwegian North Sea as part of satellite drilling near the Njord and Brage fields in Norwegian North Sea. A discovery well and sidetrack at the Noatun C prospect in PL107 encountered gas condensate in the targeted Jurassic sandstone with preliminary estimates by the operator Statoil Hydro of recoverable resources between 30 – 50 million barrels oil equivalent. The Noatun wells are potential tiebacks to the Njord field that lies 16 kilometers south. Endeavour holds a 2.5 percent equity interest in the Noatun discovery and Njord field. In addition, Endeavour announced a discovery at the Knockandoo prospect in PL055 with production to begin immediately upon completion from Brage field facilities. The Brage platform well, 31/4-A-01 AT2, found oil in the upper part of the Middle Jurassic Brent Group. Endeavour has 4.44% equity in the well and the Brage field.

The submission of a field development plan for Columbus discovery – Endeavour and its partners have submitted a Field Development Plan (FDP) for the Columbus field located on Block 23/16f in the United Kingdom sector of the Central North Sea. The plan calls for a multi-phased subsea tieback to link

Columbus production to the BP-operated ETAP processing complex located 23 kilometers to the west. First production is forecast to begin in the second half of 2010. The Columbus gas condensate discovery was announced in December 2006 after well 23/16f-11 tested at a rate of 17.5 million cubic feet of gas per day and 1,060 barrels of condensate per day. Two successful appraisal wells drilled during the fourth quarter of 2007 confirmed the field commerciality. Endeavour owns a 25 percent working interest in Block 23/16f.

Upcoming drilling operations – During the fourth quarter, Endeavour expects to participate in two strategic wells in the United Kingdom sector of the North Sea. The company will operate the drilling of the Rochelle appraisal well scheduled to spud mid-November in Block 15/27 in the Moray Firth Basin. The company holds a 55.6 percent interest in the well. The first appraisal well in Fault Block II at the Cygnus gas discovery made in 2006 on Block 44/11 in the Southern Gas Basin is also slated to begin drilling in late November. Endeavour owns a 12.5 percent interest in the block.

Guidance on Year 2008 Estimates Remains Unchanged

The table below sets forth estimates of the company’s operating statistics for the full year ending December 31, 2008.

Estimated Average Production (A)
Daily Production (boepd)	8,600	to	9,000
Differentials (B)
Oil ($/bbl)	$(4.00)	to	$(5.00)
Gas ($/mcf)	$(0.30)	to	$(0.40)
Gas Percentage of Total	50%	to	55%
Lease operating expense (per barrel)	$14.00	to	$15.00

(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.

Earnings Conference Call and Web Cast, Today, November 4, 2008 at 9:00 A.M. CST (10:00 A.M. EST) (3:00 P.M. UK)

Endeavour will host a conference call and web cast today to discuss 2008 third quarter financial and operational results at 9:00 a.m. Central Standard Time, 3:00 p.m. UK time. To participate during the conference call, dial the local country telephone number and the confirmation code 6134895. The toll-free numbers are 888-708-5692 in the United States, 0 800 051 7166 in the United Kingdom, and 800 191 83 in Norway. Other international callers should dial 913-312-0962 (tolls apply). To listen to the live audio web cast access Endeavour’s home page at http://www.endeavourcorp.com.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give the company’s current expectations or forecasts of future events. They include expected oil and natural gas production and future expenses, projections of future oil and natural gas prices, and statements concerning anticipated business strategy and other plans and objectives for future operations. The company cautions that undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release, and the company undertakes no obligation to update this information.

Factors that could cause actual results to differ materially from expected results are described in “Risks related to the company’s Business” under “Risk Factors” in Item 1A of the company’s annual reports on Form 10-K. These risk factors include, among others, the company’s ability to replace reserves and sustain production; the level of indebtedness; the availability of capital on an economic basis to fund reserve replacement costs; uncertainties in evaluating oil and natural gas reserves of acquired properties and associated potential liabilities; unsuccessful exploration and development drilling; and production interruptions that could adversely affect the company’s cash flow.

For further information:

Endeavour – Investor Relations
Mike Kirksey	713-307-8700

Tristone Capital – UK Broker
Majid Shafiq	+44 (0) 207 355 5800

Pelhampr – Media
Philip Dennis	+44 (0) 207 743 6363
Mark Antelme	+44 (0) 203 178 6242

Endeavour International Corporation

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$25,677	$16,440
Restricted cash	22,000	22,000
Accounts receivable	40,938	33,291
Prepaid expenses and other current assets	38,482	46,516

Total Current Assets	127,097	118,247

Property and Equipment, Net	315,728	335,023
Goodwill	284,549	283,324
Other Assets	8,416	11,029

Total Assets	$735,790	$747,623

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$20,152	$31,036
Accrued expenses and other	75,844	50,013

Total Current Liabilities	95,996	81,049

Long-Term Debt	225,885	266,250
Deferred Taxes	120,480	135,552
Other Liabilities	107,547	69,623

Total Liabilities	594,908	552,474

Commitments and Contingencies

Series C Convertible Preferred Stock	125,000	125,000

Stockholders’ Equity	60,882	70,149

Total Liabilities and Stockholders’ Equity	$735,790	$747,623

Endeavour International Corporation

Comparative Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$71,475	$47,169	$219,072	$121,580

Cost of Operations:
Operating expenses	10,900	9,546	34,887	29,984
Depreciation, depletion and amortization	18,949	21,728	64,073	56,189
General and administrative	4,966	4,096	14,553	14,623

Total Expenses	34,815	35,370	113,513	100,796

Income From Operations	36,660	11,799	105,559	20,784

Other Income (Expense):
Derivatives:
Realized gains (losses)	(13,631)	341	(31,276)	15,356
Unrealized gains (losses)	119,089	(13,032)	(41,239)	(41,340)
Interest income	264	552	956	1,738
Interest expense	(4,602)	(4,676)	(18,138)	(13,604)
Other	5,810	(1,430)	4,519	(3,310)

Total Other Income (Expense)	106,930	(18,245)	(85,178)	(41,160)

Income (Loss) Before Income Taxes	143,591	(6,446)	20,381	(20,376)
Income Tax Expense	65,395	2,395	23,001	1,812

Net Income (Loss)	78,196	(8,841)	(2,620)	(22,188)
Preferred Stock Dividends	2,708	2,840	8,113	8,529

Net Income (Loss) to Common Stockholders	$75,487	$(11,681)	$(10,733)	$(30,717)

Net Income (Loss) Per Common Share:
Basic	$0.59	$(0.09)	$(0.08)	$(0.25)

Diluted	$0.36	$(0.09)	$(0.08)	$(0.25)

Weighted Average Number of Common Shares Outstanding:
Basic	127,810	123,649	127,658	121,981

Diluted	211,811	123,649	127,658	121,981

Endeavour International Corporation

Comparative Condensed Consolidated Statement of Cash Flows

(Amounts in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash Flows from Operating Activities:
Net loss	$(2,620)	$(22,188)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	64,073	56,189
Impairment of oil and gas properties	—	—
Deferred tax benefit	(5,568)	(1,414)
Unrealized loss on commodity derivatives	41,239	41,340
Amortization of non-cash compensation	2,378	3,973
Amortization of loan costs	6,135	1,275
Other	(568)	187
Net change in assets and liabilities:	(3,721)	15,827

Net Cash Provided by Operating Activities	101,348	95,189

Cash Flows From Investing Activities:
Capital expenditures	(46,512)	(63,325)
Increase in restricted cash	—	(20,133)

Net Cash Used in Investing Activities	(46,512)	(83,458)

Cash Flows From Financing Activities:
Net repayments of borrowings	(32,000)	(40,000)
Dividends paid	(7,969)	—
Financing costs paid	(5,116)
Other	(514)	(157)

Net Cash Used in Financing Activities	(45,599)	(40,157)

Net Increase (Decrease) in Cash and Cash Equivalents	9,237	(28,426)
Effect of Foreign Currency Changes on Cash	—	4,369
Cash and Cash Equivalents, Beginning of Period	16,440	39,814

Cash and Cash Equivalents, End of Period	$25,677	$15,757

Endeavour International Corporation

Comparative Operating Statistics

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales Volume:
Oil and condensate sales (Mbbl):
United Kingdom	235	361	834	982
Norway	204	136	545	391

Total	439	497	1,379	1,373

Gas sales (MMcf):
United Kingdom	1,470	2,306	5,149	6,657
Norway	575	72	1,640	181

Total	2,045	2,378	6,789	6,838

Total sales (MBOE):
United Kingdom	480	745	1,692	2,092
Norway	300	148	818	421

Total	780	893	2,510	2,513

BOE per day	8,477	9,713	9,162	9,205

Physical production volume:
Total production (MBOE):
United Kingdom	5,075	7,986	6,064	7,860
Norway	2,763	1,668	2,816	1,561

Total	7,838	9,654	8,880	9,421

Realized Prices:
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$106.22	$70.17	$101.60	$62.55
Effect of commodity derivatives	$(23.70)	$(3.24)	$(20.78)	$1.18

Realized prices including commodity derivatives	$82.52	$66.93	$80.82	$63.73

Gas price ($ per Mcf):
Before commodity derivatives	$12.14	$5.16	$11.63	$5.22
Effect of commodity derivatives	$(1.58)	$0.82	$(0.39)	$2.01

Realized prices including commodity derivatives	$10.56	$5.98	$11.24	$7.23

Equivalent oil price ($ per BOE):
Before commodity derivatives	$91.65	$52.79	$87.26	$48.38
Effect of commodity derivatives	$(17.48)	$0.38	$(12.46)	$6.11

Realized prices including commodity derivatives	$74.17	$53.17	$74.80	$54.49

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income as adjusted, Adjusted EBITDA and discretionary cash flow. The company uses these non-GAAP measures as key metrics for the management of the company and to demonstrate the company’s ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

(in thousands, except per share)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income (loss)	$78,196	$(8,841)	$(2,620)	$(22,188)

Depreciation, depletion and amortization	18,949	21,728	64,073	56,189
Deferred tax (expense) benefit	52,709	(474)	(5,568)	(1,414)
Unrealized (gains) losses on derivative instruments	(119,089)	13,032	41,239	41,340
Amortization of non-cash compensation	1,182	1,238	2,378	3,973
Amortization of loan costs and discount	1,556	435	6,135	1,275
Non-cash interest expense	1,209	—	3,252	—
Other	(4,568)	94	(3,819)	187

Discretionary cash flow (1)	$30,144	$27,212	$105,070	$79,362

Net income (loss) to common shareholders, as reported	75,487	(11,681)	(10,733)	(30,717)
Unrealized (gains) losses on commodity derivatives (2)	(56,404)	6,516	19,689	20,670
Unrealized (gains) losses on embedded derivatives	(6,280)	—	1,860	—
Currency impact of deferred taxes	(6,926)	3,457	(4,203)	7,920

Net income (loss), as adjusted	$5,877	$(1,708)	$6,613	$(2,127)

Weighted average number of common shares outstanding – diluted	211,811	123,649	127,658	121,981
Earnings (loss) per diluted share, as adjusted	$0.03	$(0.01)	$0.05	$(0.02)

Net income (loss) to common shareholders, as reported	$75,487	$(11,681)	$(10,733)	$(30,717)

Unrealized (gains) losses on derivatives	(119,089)	13,032	41,239	41,340
Net interest expense	4,338	4,124	17,182	11,867
Depreciation, depletion and amortization	18,949	21,728	64,073	56,189
Income tax expense	65,395	2,395	23,001	1,812
Preferred stock dividends	2,709	2,840	8,113	8,529

Adjusted EBITDA	$47,789	$32,438	$142,875	$89,020

(1)	Discretionary cash flow is equal to cash flow from operating activities before the changes in operating assets and liabilities.
(2)	Net of tax benefits of $56,404, $(6,516), $(19,690) and $(20,670), respectively.